Exhibit 99.1

IX Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

London – October 6, 2021 – IX Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Stock Market LLC (“Nasdaq”) and trade under the ticker symbol “IXAQU” beginning on October 7, 2021. Each unit consists of one share of Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A ordinary shares at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “IXAQ” and “IXAQW,” respectively. The offering is expected to close on October 12, 2021, subject to customary closing conditions.

IX Acquisition Corp., led by CEO Karen Bach, CFO Noah Aptekar and Executive Chairman Guy Willner, is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on companies in the Technology, Media and Telecommunications and Information and Communication Technology industries, specifically the telecommunications infrastructure, internet and technology and digital services sectors operating in Europe and emerging markets.

Cantor Fitzgerald & Co. is acting as the sole bookrunner, and Odeon Capital Group, LLC is acting as the lead manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 6, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, New York 10022, Attn: Capital Markets, or by email at prospectus@cantor.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

IX Acquisition Corp.

https://ixacq.com/contact